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                                                                    EXHIBIT 99.1

EXHIBIT A.

[ LOGO OF SCHAWK, INC.]
NEWS FOR IMMEDIATE RELEASE

Schawk, Inc.
1695 River Road
Des Plaines, IL  60018

For further information, please contact:
James J. Patterson, Senior Vice President and Chief Financial Officer at 847.827.9494 or e-mail: jpatterson@schawk.com

                         SCHAWK COMPLETES ACQUISITION OF
                            HORAN IMAGING SOLUTIONS

         Des Plaines, IL - August 3, 1998 - Schawk, Inc., (NYSE:SGK) North America's leading digital imaging company for consumer products, announced today that it has completed the acquisition of Horan Imaging Solutions, Inc. Horan has been a leading supplier to the New York advertising agency market since its founding over seventy years ago. Their services include digital image assembly, scanning and other high quality color imaging services.

         David A. Schawk, President and Chief Executive Officer of Schawk, Inc., stated, "We have worked very closely with Horan for the last two months and are more excited than ever that Horan and the existing Schawk operating divisions will be extremely complementary to each other. The benefits that Schawk will contribute, particularly in the area of technology, will enable Horan to continue providing superior services to meet their clients' changing requirements. Horan will provide Schawk with a truly blue chip imaging service provider to the agency marketplace."

         Frank Maquire, Jr., President of the Horan division, added, "We are extremely pleased with the relationships which have been established within the Schawk organization. As a result of this transaction, our ability to meet our clients' growing requirements for speed and quality has been greatly enhanced."

         In his concluding remarks, Mr. Schawk indicated that the transaction was one of three concluded during 1998. "The acquisition of Horan is consistent with our ongoing practice of acquiring leading imaging service providers to the packaging, agency and promotional markets. We look forward to Horan's continuing growth as part of the Schawk organization."

         Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of electronic digitized high resolution color imaging, database management and on-site facility management, as well as related prepress and digital archiving and distribution services. Schawk provides advanced technology services for the food, beverage and consumer products packaging, point of sale and advertising markets.

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